Exhibit 21.1
SUBSIDIARIES OF INDYMAC BANCORP, INC.

STATE OF INCORPORATION
SUBSIDIARY	OR ORGANIZATION	OWNERSHIP

IndyMac Bank, F.S.B.	Federally Chartered	Indirect
(dba: LoanWorks)

Financial Freedom Senior	Delaware	Indirect
Funding Corporation

IndyMac ABS, Inc.	Delaware	Indirect